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                                                                    EXHIBIT 11.1


               COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                     (In Millions, Except Per Share Data)

                                                                 March 31,
                                                                    1997
                                                                 ---------
HISTORICAL COMPUTATION/(1)/
Net income available for common stock..........................    $21.0
Average common shares outstanding..............................     55.3
Primary net income per common share............................    $0.38
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/(1)/Historical computation of primary earnings per common share for the three months ended March 31, 1996 is not considered meaningful as Allegiance was not a public company during this historical period.